SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1

                             ST. JUDE MEDICAL, INC.
                             ----------------------
             (Exact Name of Registrant as Specified in Its Charter)


                 Minnesota                                41-1276891
                 ---------                                ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


                  One Lillehei Plaza, St. Paul, Minnesota 55117
                  ---------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this Form relates: ______________________ (if applicable).

         Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                    Name of Each Exchange on Which
      to Be So Registered                    Each Class Is to Be Registered
      -------------------                    ------------------------------

Preferred Stock Purchase Rights                  New York Stock Exchange

         Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of Class)




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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 of the Form 8-A dated August 4, 1997 (the "Form 8-A"), filed by St. Jude Medical, Inc., a Minnesota corporation (the "Company"), is hereby amended by the following:

         Effective as of December 20, 2002, the Company amended the Rights Agreement dated as of July 16, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). The amendment (the "Amendment") was adopted by the Company's Board of Directors on December 20, 2002, and executed on March 21, 2003.

         The Amendment amends the definition of "Acquiring Person" contained in
Section 1(a) of the Rights Agreement to provide that in addition to other exceptions set forth in Section 1(a), an Acquiring Person does not include FMR Corp. (one of the Company's institutional shareholders), together with FMR Corp.'s Affiliates and Associates, so long as FMR Corp., together with all of its Affiliates and Associates, is the Beneficial Owner of less than 20% of the Company's Voting Stock then outstanding.

         A copy of the Amendment has been attached as an exhibit hereto and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Amendment. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

ITEM 2. EXHIBITS.

         Item 2 is hereby amended by adding the following exhibit attached hereto:

         2.       Amendment No. 1 to Rights Agreement.









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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ST. JUDE MEDICAL, INC.



                                          By: /s/ Kevin T. O'Malley
                                              ---------------------
                                              Kevin T. O'Malley
                                              Vice President and General Counsel

Date:  March 21, 2003










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


                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

     2.           Amendment No. 1 to Rights Agreement.












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